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                                                                    EXHIBIT 99.3


                      GRUBB & ELLIS COMPLETES PURCHASE OF
                    IBM'S SHARES IN AXIOM PROPERTY MANAGEMENT

           ACQUISITION PUTS BOTH REAL ESTATE FIRMS IN BETTER POSITION
                  TO SERVICE INSTITUTIONS AND CORPORATE CLIENTS

San Francisco, CA (January 26, 1996) - Commercial real estate services firm Grubb & Ellis announced it has completed the purchase of IBM's 26 percent interest in Axiom Real Estate Management and now owns 100 percent of the property and facilities management venture the two firms started in 1992. The move, expected to produce economies in administrative and support functions, should create other synergies that can be valuable to clients of both Axiom and Grubb & Ellis, according to Allan Schuster, President and CEO of Grubb & Ellis.

Pittsburgh, PA-based Axiom Real Estate Management, Inc. is a national leader in facilities and property management. The firm manages over 70 million square feet in more than 350 properties around the country.

"The real estate business is driven more and more by the large institutional investors and corporate users. We believe a closer relationship with Axiom will give us an important advantage over other firms who cannot offer the types of services Axiom provides," said Schuster. Schuster added that the relationship with Axiom has been the deciding factor for countless new corporate and institutional clients over the past few years.

Grubb & Ellis' Schuster said that Axiom is one of the largest property and facilities managers in the country and will continue to manage several million square feet for IBM in properties around the country under a contract which extends through the year 2000. Unlike many large property management firms which own some of the properties that they manage, Axiom does not own real estate. This policy reduces clients' concern and allows for a closer and stronger working relationship, according to Schuster.

Axiom sees an opportunity to grow its facilities management business as a result of this expanded relationship with Grubb & Ellis. Its facilities management portfolio--which includes engineering, maintenance, mail room services, reprographics, shipping and receiving--has more than doubled over the past three years, according to Schuster.

                                     -more-

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2-2-2
Grubb & Ellis/Axiom


"We also intend to further develop our strategic and analytical services," said Schuster. "this capability expands the traditional property management role into one of providing financial analysis services, strategic planning services and financial modeling to our clients."

Four years ago, the IBM/Grubb & Ellis joint venture to create Axiom was a "business school case study in the new corporate practice of outsourcing services," according to Schuster. "Today we're seeing the natural maturation of this outsourcing process as Grubb & Ellis acquires 100 percent of Axiom and maintains its strong relationship with one of its best clients."

Axiom will continue to function for clients as it has for the past four years, yet will benefit from administrative and support function cost efficiencies, Schuster added.


          WITH OFFICES AND AFFILIATIONS NATIONWIDE AND WORLDWIDE,
          GRUBB & ELLIS COMPANY SERVES ITS CLIENTS THROUGH COMMERCIAL BROKERAGE, FINANCE AND CONSULTING, PROPERTY AND FACILITIES MANAGEMENT AND APPRAISAL SERVICES.

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                   FOR MORE INFORMATION, CONTACT MOLLY DAVIS,
                        GALLEN ASSOCIATES  (510) 268-9848